Exhibit 99.1

	NEWS	650 FIFTH AVENUE
www.sterlingbancorp.com	IMMEDIATE RELEASE	NEW YORK, NY 10019-6108

John W. Tietjen	Rich Tauberman
Executive Vice President &	Investor/Media Relations
Chief Financial Officer	MWW Group
Sterling Bancorp	rtauberman@mww.com
john.tietjen@sterlingbancorp.com	201.507.9500
212.757.8035

STERLING BANCORP COMPLETES ACQUISITION OF PL SERVICES
Transaction Expands Sterling’s Commercial Lending Portfolio and
Enhances Cross-Selling Opportunities
NEW YORK — April 3, 2006 — Sterling Bancorp (NYSE: STL), a financial holding company and the parent of Sterling National Bank, today announced that it has completed its acquisition of the business and assets of PL Services, L.P. (PLS), a leading provider of credit and accounts receivable management services to the staffing industry. Terms of the transaction were not disclosed.
PL Services, which operated under the brand names Resource Funding Group (RFG) and Temporary Management Resources (TMR), has over twenty years of experience serving the staffing industry. PLS enjoys a strong reputation in its marketplace and provides support services and funding to hundreds of independently owned staffing companies throughout the United States. Last year, PLS’ clients generated gross billings of approximately $435 million on which PLS earned commissions. The business will be named Sterling Resource Funding Corp. and continue to operate from its present headquarters in Woodbury, New York.
About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $2.1 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey, Virginia and North Carolina and conducts business throughout the U.S.

This press release contains statements, including but not limited to, statements concerning future expansion of the Company’s commercial lending portfolio and enhancement of cross-selling opportunities, that are “forward-looking statements” as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside its control. These forward-looking statements speak only as of the date on which they are made. The Company’s actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements and Factors that Could Affect Future Results” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
# # #